EXHIBIT 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

CheckFree Corporation and Subsidiaries

Norcross, Georgia

We have audited the accompanying consolidated balance sheets of CheckFree Corporation and Subsidiaries as of June 30, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CheckFree Corporation and Subsidiaries at June 30, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1 to the Consolidated Financial Statements, the Company adopted Statement of Financial Accounting Standards No. 123R, Share Based Payment, effective July 1, 2005, based on the modified prospective application transition method.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of June 30, 2007, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 24, 2007 (not presented herein), expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

August 24, 2007

CHECKFREE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,
	2007	2006
	(In thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$55,974	$173,083
Settlement assets	127,661	107,128
Investments	139,153	144,530
Accounts receivable, net	221,320	146,605
Prepaid expenses and other assets	42,759	39,810
Deferred income taxes	10,189	7,311

Total current assets	597,056	618,467

PROPERTY AND EQUIPMENT, NET	156,113	100,217

OTHER ASSETS:
Capitalized software, net	3,668	3,755
Goodwill	1,027,512	734,591
Strategic agreements, net	81,063	106,005
Other intangible assets, net	140,804	62,416
Investments and restricted cash	47,390	78,559
Other noncurrent assets	11,426	8,779
Deferred income taxes	66,246	45,240

Total other assets	1,378,109	1,039,345

Total assets	$2,131,278	$1,758,029

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$35,868	$16,967
Settlement obligations	123,302	103,732
Accrued liabilities	100,944	74,366
Current portion of long-term obligations	206,022	767
Deferred revenue	79,391	40,301

Total current liabilities	545,527	236,133

ACCRUED RENT AND OTHER	4,663	3,844

DEFERRED INCOME TAXES	2,284	2,964

DEFERRED REVENUE	3,281	3,021

CAPITAL LEASE AND LONG-TERM OBLIGATIONS, Less current portion	68,021	28,432

STOCKHOLDERS’ EQUITY:
Preferred stock — 50,000,000 authorized shares, $0.01 par value; no amounts issued or outstanding	—	—
Common stock — 500,000,000 authorized shares, $0.01 par value; issued and outstanding 87,974,284 and 90,867,834 shares, respectively	880	909
Additional paid-in-capital	2,376,278	2,482,309
Accumulated other comprehensive gain (loss)	3,896	(1,593)
Accumulated deficit	(873,552)	(997,990)

Total stockholders’ equity	1,507,502	1,483,635

Total liabilities and stockholders’ equity	$2,131,278	$1,758,029

See Notes to the Consolidated Financial Statements

CHECKFREE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 30,
	2007	2006	2005
	(In thousands, except share and per share data)
REVENUES:
Processing and servicing	$809,814	$754,076	$660,541
License fees	46,209	35,196	28,458
Maintenance fees	55,217	42,218	31,231
Professional fees	61,404	47,912	29,617

Total revenues	972,644	879,402	749,847

EXPENSES:
Cost of processing, servicing and support	401,176	342,535	296,912
Research and development	112,077	101,854	80,039
Sales and marketing	98,459	87,418	69,106
General and administrative	79,057	61,948	57,486
Depreciation and amortization	90,937	99,530	175,719
Reorganization charges	—	—	5,585

Total expenses	781,706	693,285	684,847

INCOME FROM CONTINUING OPERATIONS BEFORE OTHER INCOME AND EXPENSES	190,938	186,117	65,000
OTHER:
Equity in net loss of joint venture	(1,078)	(3,100)	(2,984)
Interest income	12,693	13,441	8,809
Interest expense	(3,099)	(986)	(1,094)
Gain on investments	—	—	592

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	199,454	195,472	70,323
INCOME TAX EXPENSE	75,016	74,455	24,560

INCOME FROM CONTINUING OPERATIONS	124,438	121,017	45,763
Income from discontinued operations before income taxes (including a gain on disposal of $12,821 in 2006)	—	14,310	1,518
Income tax expense on discontinued operations	—	8,064	480

Income from discontinued operations	—	6,246	1,038

NET INCOME	$124,438	$127,263	$46,801

BASIC EARNINGS PER SHARE:
Continuing operations	$1.41	$1.33	$0.51
Discontinued operations	$—	$0.07	$0.01

Total basic	$1.41	$1.40	$0.52

Weighted average number of shares	88,313,049	90,984,495	90,767,054

DILUTED EARNINGS PER SHARE:
Continuing operations	$1.37	$1.29	$0.49
Discontinued operations	$—	$0.07	$0.01

Total diluted	$1.37	$1.36	$0.50

Weighted average number of shares	90,896,186	93,708,295	92,914,597

See Notes to the Consolidated Financial Statements

CHECKFREE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Number of	Number of	Common	Additional
	Shares of	Shares of	Stock	Paid in
	Common Stock	Treasury Stock	at Par	Capital
	(In thousands, except share data)
BALANCE AT JUNE 30, 2004	90,164,926	—	$902	$2,471,062
Net income	—	—	—	—
Unrealized loss on available-for-sale securities, net of tax	—	—	—	—
Unrealized loss on foreign currency translation	—	—	—	—
Unrealized loss on cash flow hedges, net of tax	—	—	—	—
Total comprehensive income	—	—	—	—
Stock options exercised	710,396	—	7	10,200
Tax benefit associated with exercise of stock options	—	—	—	4,028
Employee stock purchases	165,098	—	2	3,995
Treasury shares acquired	—	(891,200)	—	—
Treasury shares retired	(891,200)	891,200	(9)	(33,451)
401(k) match	108,484	—	1	3,069
Unearned compensation	—	—	—	8,721
Equity based compensation	—	—	—	1,560

BALANCE AT JUNE 30, 2005	90,257,704	—	903	2,469,184
Net income	—	—	—	—
Unrealized loss on available-for-sale securities, net of tax	—	—	—	—
Unrealized gain on foreign currency translation	—	—	—	—
Unrealized gain on cash flow hedges, net of tax	—	—	—	—
Total comprehensive income	—	—	—	—
Stock options exercised	1,113,286	—	11	23,747
Tax benefit associated with exercise of stock options	—	—	—	8,907
Employee stock purchases	122,334	—	1	4,066
Treasury shares acquired	—	(707,732)	—	—
Treasury shares retired	(707,732)	707,732	(7)	(33,593)
401(k) match	82,242	—	1	4,053
Amortization of unearned compensation	—	—	—	(6,168)
Equity based compensation	—	—	—	12,113

BALANCE AT JUNE 30, 2006	90,867,834	—	909	2,482,309
Net Income	—	—	—	—

Unrealized gain (loss) on available-for-sale securities, net of tax	—	—	—	—
Unrealized gain (loss) on foreign currency translation	—	—	—	—
Unrealized gain (loss) on cash flow hedges, net of tax	—	—	—	—
Total comprehensive income	—	—	—	—
Stock options exercised	714,930	—	7	10,241
Tax benefit associated with exercise of stock options	—	—	—	4,611
Employee stock purchases	126,187	—	1	4,664
Treasury shares acquired	—	(3,911,554)	—	—
Treasury shares retired	(3,911,554)	3,911,554	(39)	(149,961)
401(k) match	176,887	—	2	2,734
Equity based compensation	—	—	—	10,730
Impact of vested warrants	—	—	—	10,950

BALANCE AT JUNE 30, 2007	87,974,284	—	$880	$2,376,278

See Notes to the Consolidated Financial Statements

CHECKFREE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Accumulated Other Comprehensive Income/(Loss)	Treasury Stock at Cost	Unearned Compensation	Accumulated Deficit	Total Stockholders’ Equity
	(In thousands, except for share data)
BALANCE AT JUNE 30, 2004	$(728)	—	—	$(1,172,054)	$1,299,182
Net income	—	—	—	46,801	46,801
Unrealized loss on available-for-sale securities, net of tax	(174)	—	—	—	(174)
Unrealized loss on foreign currency translation	(800)	—	—	—	(800)
Unrealized loss on cash flow hedges, net of tax	(549)	—	—	—	(549)

Total comprehensive income	—	—	—	—	45,278
Stock options exercised	—	—	—	—	10,207
Tax benefit associated with exercise of stock options	—	—	—	—	4,028
Employee stock purchases	—	—	—	—	3,997
Treasury shares acquired	—	(33,460)			(33,460)
Treasury shares retired	—	33,460			—
401(k) match	—	—	—	—	3,070
Unearned compensation	—	—	(8,721)	—	—
Amortization of unearned compensation	—	—	2,553	—	2,553
Equity based compensation	—	—	—	—	1,560

BALANCE AT JUNE 30, 2005	(2,251)	—	(6,168)	(1,125,253)	1,336,415
Net income	—	—	—	127,263	127,263

Unrealized loss on available-for-sale securities, net of tax	(1,015)	—	—	—	(1,015)
Unrealized gain on foreign currency translation	687	—	—	—	687
Unrealized gain on cash flow hedges, net of tax	986	—	—	—	986

Total comprehensive income	—	—	—	—	127,921
Stock options exercised	—	—	—	—	23,758
Tax benefit associated with exercise of stock options	—	—	—	—	8,907
Employee stock purchases	—	—	—	—	4,067
Treasury shares acquired	—	(33,600)			(33,600)
Treasury shares retired	—	33,600			—
401(k) match	—	—	—	—	4,054
Amortization of unearned compensation	—	—	6,168	—	—
Equity based compensation	—	—	—	—	12,113

BALANCE AT JUNE 30, 2006	(1,593)	—	—	(997,990)	1,483,635
Net Income	—	—	—	124,438	124,438

Unrealized gain (loss) on available-for-sale securities, net of tax	780	—	—	—	780
Unrealized gain (loss) on foreign currency translation	4,602	—	—	—	4,602
Unrealized gain (loss) on cash flow hedges, net of tax	107	—	—	—	107

Total comprehensive income	—	—	—	—	129,927
Stock options exercised	—	—	—	—	10,248
Tax benefit associated with exercise of stock options	—	—	—	—	4,611
Employee stock purchases	—	—	—	—	4,665
Treasury shares acquired	—	(150,000)			(150,000)
Treasury shares retired	—	150,000			—
401(k) match	—	—	—	—	2,736
Equity based compensation	—	—	—	—	10,730
Impact of vested warrants	—	—	—	—	10,950

BALANCE AT JUNE 30, 2007	$3,896	—	—	$(873,552)	$1,507,502

See Notes to the Consolidated Financial Statements

CHECKFREE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30,
	2007	2006	2005
	(In thousands)
OPERATING ACTIVITIES:
Net income	$124,438	$127,263	$46,801
Adjustments to reconcile net income to cash provided by operating activities:
Equity in net loss of joint venture	1,078	3,100	2,984
Depreciation and amortization	90,937	100,020	176,598
Expenses related to data center	1,021	—	—
Deferred income tax benefit	(9,229)	(8,021)	(13,701)
Gain on investments	—	—	(592)
Equity-based compensation	14,491	17,177	8,193
Vested warrants held by a customer	10,950	—	—
Gain from discontinued operations	—	(12,821)	—
Net (gain)/loss on disposition of property and equipment	(540)	418	277
Changes in certain assets and liabilities (net of acquisitions):
Settlement assets and obligations	(963)	(3,430)	153
Accounts receivable	(26,302)	(17,367)	(11,994)
Prepaid expenses and other	(1,412)	(9,772)	(6,211)
Accounts payable	12,210	3,547	(1,750)
Accrued liabilities and other	(3,189)	7,640	4,238
Deferred revenue	20,160	5,848	1,099

Net cash provided by operating activities	233,650	213,602	206,095

INVESTING ACTIVITIES:
Purchase of property and software	(41,179)	(48,096)	(33,893)
Proceeds from sale of business	—	18,593	—
Capitalization of software development costs	(481)	(875)	(1,706)

Purchase of property and equipment for data center facility	(29,739)	—	—
Purchase of businesses, net of cash acquired	(417,775)	(136,143)	(54,934)
Purchase of investments-Available for sale	(298,078)	(429,949)	(380,672)
Proceeds from sales and maturities of investments — Available for sale	345,092	466,011	262,704
Purchase of other investments, net	(2,296)	(411)	(197)
Investment in joint venture	—	(3,190)	(2,818)
Change in other assets	(2,305)	(4,016)	(4,339)

Net cash used in investing activities	(446,761)	(138,076)	(215,855)

FINANCING ACTIVITIES:
Proceeds from long-term financing	334,000	—	—
Principal payments of long-term financing	(130,000)	—	—
Principal payments under capital lease and other long-term obligations	(4,384)	(2,469)	(5,108)
Proceeds from exercise of stock options	10,248	23,758	10,207
Excess tax benefit from equity-based compensation	960	3,012	—
Purchase of treasury stock	(150,000)	(33,600)	(33,460)
Proceeds from associates stock purchase plan	4,548	4,377	4,248
Payment of deferred financing fees	—	(1,095)	—
Proceeds from data center facility credit line	30,002	2,046	—

Net cash provided by (used in) financing activities	95,374	(3,971)	(24,113)
Effect of exchange rate changes on cash and cash equivalents	628	256	313

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(117,109)	71,811	(33,560)
CASH AND CASH EQUIVALENTS:
Beginning of period	173,083	101,272	134,832

End of period	$55,974	$173,083	$101,272

See Notes to the Consolidated Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

All references to “we,” “us” and “our” in this Annual Report on Form 10-K mean CheckFree Corporation and all entities owned or controlled by CheckFree Corporation, except where it is made clear that the term only means the parent company.

Organization

CheckFree Corporation is the parent company of CheckFree Services Corporation (“CheckFree Services”), the principal operating company of our business. CheckFree Services was founded in 1981 and is a leading provider of financial electronic commerce products and services. See Note 19 for a description of our business segments.

Principles of Consolidation

The accompanying consolidated financial statements include the results of our operations and the results of our wholly owned subsidiaries. We have eliminated all significant intercompany accounts and transactions in consolidation.

Use of Estimates

The accompanying consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The preparation of our financial statements in conformity with GAAP requires us to make estimates and assumptions that affect our reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during our reporting period. On an ongoing basis we evaluate our estimates. Estimates are based on historical experience and various other assumptions that are believed to be reasonable under applicable circumstances. Our actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

Investments

We have certain investments in marketable debt securities that are classified as available-for-sale in accordance with Statement of Financial Accounting Standards (“SFAS”) 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”). Our available-for-sale investments are recorded at fair value and changes in fair value are recorded as unrealized gains and losses, net of applicable taxes, in accumulated other comprehensive income (loss), a component of stockholders’ equity on our consolidated balance sheet. We regularly evaluate whether declines in fair value of our available-for-sale investments result in other-than-temporary impairments. In performing this evaluation, we assess the severity and duration of an impairment, the recovery of fair value, and our ability and intent to hold the security. If it is determined that a security suffers an other than temporary impairment, the fair value is recorded as the new cost basis.

We have certain other investments in venture capital investment portfolio funds as well as equity and debt securities that are accounted for under the cost method. Under the cost method of accounting, investments are carried at cost and are adjusted only for other-than-temporary declines in fair value, distributions of earnings and additional investments. We periodically evaluate whether declines in fair value of our other investments are other-than-temporary. In performing this evaluation, we consider various factors including any decline in market price, and where available, the investee’s financial condition, results of operations, operating trends and other financial ratios.

We have received equity instruments in connection with agreements with certain partners. In such cases, our initial cost was determined based on the estimated fair value of the equity instruments received. Subsequent changes in the fair value of these equity instruments are accounted for in accordance with the investment policies described above.

In April 2004, we entered into a joint venture, OneVu Limited (“OneVu”), with Voca Limited (“Voca”), in the United Kingdom to create an integrated electronic billing and payment network for billers and banks in the United Kingdom. We currently have a 46.6% equity interest in OneVu, therefore, we account for our interest in OneVu under the equity method of accounting. We provided 100% of OneVu’s necessary working capital requirements during its formative stage, and therefore, the equity in net loss of OneVu represents 100% of the loss incurred by OneVu through March 31, 2006. In March 2006, we entered into an additional funding arrangement with Voca related to OneVu whereby both joint venture partners contributed approximately $0.8 million in exchange for a security interest subordinate to our previous funding. OneVu obtained a line of credit facility from a bank in the amount of approximately $2.7 million. Accordingly, beginning in April 2006, we continued to record the operations of OneVu on the equity basis of accounting recognizing only 46.6% of the results of operations of OneVu. We have invested $7.2 million in the joint venture. We did not invest any amount into the joint venture during the year ended June 30, 2007.

Settlement Assets and Obligations

Amounts receivable from our agents and customers, as well as amounts payable to our agents and customers associated with our walk-in payment services, are classified as settlement assets and obligations. The majority of these assets and obligations result from timing differences between our agents collecting funds from the consumers making the payments and depositing the funds collected into our bank accounts. Settlement assets and obligations arise due to our reporting of transactions to our customers prior to fulfilling the payment obligation.

Concentrations of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist of cash, investments and trade accounts receivable. Excess cash is invested through banks, mutual funds and brokerage houses primarily in highly liquid securities. We have investment policies and procedures that limit any concentration of credit risk with single issuers. With respect to accounts receivable, we do not generally require collateral and believe that any credit risk is substantially mitigated by the nature of our customers and reasonably short collection terms. We maintain reserves for potential credit losses on customer accounts when deemed necessary.

Derivative Financial Instruments

On July 1, 2000, we adopted SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS 133”), which requires that all derivative financial instruments be recognized as either assets or liabilities on the balance sheet at fair value. Derivatives that are not hedges are adjusted to fair value through our consolidated statement of operations. If the derivative qualifies as a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in accumulated other comprehensive income (loss), a component of stockholders’ equity of our consolidated balance sheet, until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings. We do not enter into derivative financial instruments for speculative or trading purposes.

Property and Equipment

Property and equipment are stated at cost. Property and equipment are depreciated using the straight-line method over the estimated useful lives as follows: land improvements, building and building improvements, 15 to 30 years; computer equipment, software and furniture, 18 months to seven years. Equipment under capital leases is amortized using the straight-line method over the lesser of their estimated useful lives or the terms of the leases. Leasehold improvements are amortized over the lesser of the estimated useful lives or remaining lease periods.

Capitalized Software

Capitalized software includes purchased technology associated with acquisitions and capitalized internal development costs. Purchased technology is initially recorded based on the fair value allocated at the time of acquisition. Internal development costs are capitalized in accordance with the provisions of either SFAS 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed” (“SFAS 86”) or Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). Unamortized capitalized software costs in excess of estimated future net realizable values from a particular product are written down to estimated net realizable value. We determine whether software costs fall under the provisions of SFAS 86 or SOP 98-1 and account for them as follows:

•

SFAS 86 — Software development costs incurred prior to the establishment of technological feasibility are expensed as incurred. Software development costs incurred after the technological feasibility of the subject software product has been established are capitalized in accordance with SFAS 86. Capitalization continues until the related products are available for distribution to customers. Capitalized software costs are amortized on a product-by-product basis using either the estimated economic life of the product on a straight-line basis over three to five years, or the current year gross product revenue to the current and anticipated future gross product revenue, whichever produces the greater annual amortization.

•

SOP 98-1 — Software costs incurred in the preliminary project stage are expensed as incurred. Software costs incurred after the preliminary project stage is complete, we have committed to the project, and it is probable the software will be used to perform the function intended are capitalized in accordance with SOP 98-1. Capitalized software costs are amortized on a product-by-product basis using the estimated economic life of the product on a straight-line basis, generally three to five years. Capitalized software costs not expected to be completed and placed in service are written down to estimated fair value.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for under the purchase method of accounting. Other intangibles represent identifiable intangible assets purchased in connection with business combinations. The costs of identified intangible assets are generally amortized on a straight-line basis over periods from eight months to ten years.

We perform our annual goodwill impairment review at least annually on April 30 of each year. No indicators for impairment were evident during our review for fiscal years 2007 or 2006.

Impairment of Long-Lived Assets

In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), we review long-lived assets for impairment whenever events indicate that their carrying amount may not be recoverable. In such reviews, estimated undiscounted future cash flows associated with these assets or operations are compared with their carrying value to determine if a write-down to fair value is required (normally measured by the expected present value technique). There were no indicators of impairment during our review for fiscal years 2007 or 2006.

Transaction Processing

In connection with the timing of our financial transaction processing, we are exposed to credit risk in the event of nonperformance by other parties, such as returns. We utilize credit analysis and other controls to manage our credit risk exposure. We also maintain a reserve for future returns. This reserve is included in accounts receivable on our consolidated balance sheet.

Comprehensive Income (Loss)

We report comprehensive income (loss) in accordance with SFAS 130, “Reporting Comprehensive Income” (“SFAS 130”). This Statement requires disclosure of total non-shareowner changes in equity and its components. Total non-shareowner changes in equity include all changes in equity during a period except those resulting from investments by and distributions to shareowners. The components of accumulated other comprehensive income (loss), a component of stockholders’ equity on our consolidated balance sheet, applicable to us are unrealized gains or losses of available-for-sale securities and derivative instruments, as well as unrealized foreign currency translation differences. As of June 30, 2007, unrealized foreign currency translation gains of $4.3 million, gross unrealized gains of $1.4 million offset by gross unrealized loss of $2.4 million from our available-for-sale securities, net of deferred taxes of $0.4 million have been recorded in accumulated other comprehensive income loss, a component of stockholders’ equity of our consolidated balance sheet.

Stock-Based Compensation

On July 1, 2005, we adopted, SFAS 123(R), “Share Based Payment” (“SFAS 123(R)”) using the modified prospective method. SFAS 123(R) requires all share-based payments to employees to be recognized in the financial statements based on their fair values and did not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123, “Accounting for Stock Based Compensation” (“SFAS 123”), as originally issued and Emerging Issues Task Force (“EITF”) 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF 96-18”).

Upon our adoption of SFAS 123(R), we began recording compensation cost related to equity-based awards that were unvested as of July 1, 2005, as well as for all new equity-based awards after our adoption date. The compensation cost to be recorded is based on the fair value at the grant date. The adoption of SFAS 123(R) did not have an effect on our recognition of compensation expense relating to the vesting of restricted stock grants. SFAS 123(R) required the elimination of unearned compensation (contra-equity account) related to earlier awards against the appropriate equity accounts of our consolidated balance sheet.

Prior to the adoption of SFAS 123(R), cash flows resulting from the tax benefit related to equity-based compensation was presented in our operating cash flows, along with other tax cash flows, in accordance with the provisions of EITF 00-15, “Classification in the Statement of Cash Flows of the Income Tax Benefit Received by a Company upon Exercise of a Nonqualified Employee Stock Option” (“EITF 00-15”). SFAS 123(R) superseded EITF 00-15, amended SFAS 95, “Statement of Cash Flows” and requires tax benefits relating to excess equity-based compensation deductions to be prospectively presented in our statement of cash flows as financing cash inflows.

Had compensation cost for our stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans in accordance with the provisions of SFAS 123(R), our net income (loss) and net income (loss) per share for the year ended June 30, 2005 would have been as follows (in thousands, except per share data):

Year Ended
June 30, 2005
Net income, as reported	$46,801
Stock-based compensation included in net income	3,677
Stock-based compensation under SFAS 123(R)	(9,281)

Pro forma net income	$41,197

Pro forma earnings per share
Basic and diluted	$0.45

Stock-Related Transactions With Third Parties

We account for stock warrants issued to third parties, including customers, in accordance with the provisions of SFAS 123(R), EITF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF 96-18”) and EITF 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)” (“EITF 01-9”). Under the provisions of EITF 96-18, because none of the agreements have a disincentive for non-performance, we record a charge for the fair value of the portion of the warrants earned from the point in time when vesting of the warrants becomes probable. Final determination of fair value of the warrants occurs upon actual vesting. EITF 01-9, requires that the fair value of certain types of warrants issued to customers be recorded as a reduction of revenue to the extent of cumulative revenue recorded from that customer.

Basic and Diluted Earnings Per Share

We report basic and diluted earnings per share in accordance with the provisions of SFAS 128, “Earnings Per Share” (“SFAS 128”). Basic earnings per common share is determined by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted per common share amounts assume the issuance of common stock for all potentially dilutive equivalent shares outstanding.

Foreign Currency Translation

The financial statements of our foreign subsidiaries are measured using the local currency as the functional currency. Operations using a local currency other than the U.S. dollar are located in the United Kingdom, Canada, European Union, and Australia. Foreign currency denominated assets and liabilities for these operations are translated into U.S. dollars based on exchange rates prevailing at the end of the period, and revenues and expenses are translated at average exchange rates during the period. The effects of foreign exchange gains and losses arising from the remeasurement of assets and liabilities of those entities from the functional currency to the U.S. dollar are included in accumulated other comprehensive income (loss), a component of stockholders’ equity of our consolidated balance sheet. Recognized gains and losses from currency exchange transactions are recorded in operating expenses in our consolidated statements of operations and were not material to our consolidated results of operations for fiscal years 2007, 2006 and 2005.

Revenue Recognition

Our sources of revenue and methodology of recognition is as follows:

•

Processing and Servicing — Processing and servicing includes revenues from transaction processing, electronic funds transfer and monthly service fees on consumer funds transfer services. We recognize revenues when the services have been performed. Certain customer agreements include minimum monthly revenue commitments to us and, of those agreements, some have provisions that allow these minimum commitments to be credited against future services, as defined. We defer any portion of the minimum revenue commitments that we expect to be credited against future services until the future services are performed or the credits expire unused. Our estimate of minimums to be credited against future services is primarily based on customer specific historical experience and volume and growth experience with other customers. Transaction fees related to our walk-in payment operations are recorded gross of agent commissions if we are required to invoice our customers for such fees and remit the commission to our agents. As part of processing certain types of transactions, we earn interest from the time money is collected from our customers until the time payment is made to the applicable merchants. These revenues, which are generated from trust account balances not included on our consolidated balance sheets, are included in our processing and servicing revenues and totaled $40.0 million, $41.6 million and $26.6 million for the years ended June 30, 2007, 2006 and 2005, respectively.

•

License Fees — We recognize revenues on software transactions in accordance with SOP 97-2, “Software Revenue Recognition” (“SOP 97-2”), as amended by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions” and SOP 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts,” based on the terms and conditions in the contract. In accordance with the provisions of SOP 97-2, revenues from software license agreements are recognized when there is persuasive evidence that an arrangement exists, the fee is fixed or determinable, collectibility is probable and the software has been delivered, provided that no significant obligation remains under the contract. We have multiple-element software arrangements which in addition to software licensing typically also include professional services and maintenance services. For these arrangements, we recognize revenue using the residual method. Under the residual method, the fair value of the undelivered elements, based on vendor specific objective evidence of fair value, is deferred. The difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. We determine the fair value of the undelivered elements based on the amounts charged when those elements are sold separately. Contracts accounted for under the percentage-of-completion method are generally measured based on the ratio of labor costs incurred to total estimated labor costs to be incurred. Changes in estimates to complete and revisions in overall profit estimates on these contracts are charged to earnings in the period in which they are determined. We accrue for contract losses if and when the current estimate of total contract costs exceeds total contract revenue. Where a customer enters into arrangements to purchase software and services on a subscription basis, we recognize revenue in accordance with Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition in Financial Statements. Under these arrangements, we defer recognition of the implementation and license revenue and recognize them ratably over the greater of the initial life of the customer contract or the estimated life of the customer service relationship. Costs associated with implementation are deferred and recognized ratably over the life of the arrangements.

•	Maintenance Fees — We recognize maintenance fee revenues ratably over the term of the related contractual support period, generally 12 months.

•

Professional Fees — Other revenues consist primarily of consulting and training services. We recognize consulting revenues as services are performed and training revenues are recognized upon delivery of the related services.

Our customers are billed in accordance with contract terms. We do not record deferred revenue until all contractual obligations are met. Maintenance is generally billed in advance on an annual basis. We record any unrecognizable portion of billed fees as deferred revenue until such time as revenue recognition is appropriate. Credit losses, if any, are contemplated in the establishment of the allowance for doubtful accounts.

Advertising Costs

We expense advertising costs as incurred in accordance with SOP 93-7, “Reporting on Advertising Costs” (“SOP 93-7”). Advertising expense for the years ended June 30, 2007, 2006 and 2005 was $5.8 million, $6.0 million and $6.1 million, respectively. Advertising expenses are included in sales and marketing costs in our consolidated statements of operations.

Income Taxes

We account for income taxes in accordance with SFAS 109, “Accounting for Income Taxes” (“SFAS 109”), which requires an asset and liability approach to financial accounting and reporting for income taxes. In accordance with SFAS 109, deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense (benefit) is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Business Segments

We report information about our business segments in accordance with SFAS 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”). The Statement defines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company’s operating segments. See Note 19 for our segment information.

Related Parties

We consider certain entities to be related parties as defined by SFAS 57, “Related Party Disclosures” (“SFAS 57”), based on the ability to designate for election a director to our board of directors as well as the level of share ownership. First Data Corporation (“FDC”) was considered a related party until the beginning of our quarter ended September 30, 2004 On August 29, 2006, we entered into an agreement with Microsoft terminating its stockholder agreement, dated September 1, 2000, that gave Microsoft Corporation the right to designate for election a director to our board. As a result of the termination, Microsoft is no longer considered a related party for financial statement purposes.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Accounting Standards 159, “The Fair Value Option for Financial Assets and Liabilities — Including an Amendment of FASB Statement No. 115” (“SFAS 159”), which permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS 159 are elective; however, the amendment to FASB Standard No. 115 applies to all entities with available-for-sale and trading securities. The FASB’s stated objective in issuing this standard is to improve financial reporting by entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently, without having to apply complex hedging accounting provisions. The provisions of SFAS 159 are effective as of the beginning of our fiscal year 2009, and we are currently evaluating the impact of the adoption of SFAS 159 on our consolidated financial statements.

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements” (“SFAS 157”), which is intended to provide guidance for using fair value to measure assets and liabilities. In general, this pronouncement is intended to establish a framework for determining fair value and to expand the disclosures regarding the determination of fair value. With certain financial instruments, a cumulative effect of a change in accounting principle may be required with the impact of the change recorded as an adjustment to beginning retained earnings. The provisions of SFAS 157 are effective as of the beginning of our fiscal year 2008, and we are currently evaluating the impact of the adoption of SFAS 157 on our consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of SFAS 109, which is intended to increase comparability in the financial reporting of income taxes. FIN 48 provides additional guidance regarding the recognition and measurement of uncertain tax positions in a company’s consolidated financial statements by establishing a “more-likely-than-not” recognition threshold. Once the threshold has been met, companies are required to recognize the largest amount of the benefit that is greater than 50 percent likely (on an accumulated basis) of being realized upon ultimate settlement with the taxing authority. The provisions of FIN 48 are effective as of the beginning of our fiscal year 2008, and we are currently evaluating the impact of the adoption of FIN 48 on our consolidated financial statements.

In September 2006, the SEC released Staff Accounting Bulletin No. 108, codified as SAB Topic 1.N, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 states that registrants should use both a balance sheet approach and an income statement approach when quantifying and evaluating the materiality of a misstatement. SAB 108 also contains guidance on correcting misstatements under the dual approach and provides transition guidance for correcting misstatements in prior years. Adjustments required upon adoption of SAB 108 must be disclosed in the notes to the financial statements. The adoption of SAB No. 108 did not have a material effect on our results of operations and financial condition.

NOTE 2. ACQUISITIONS AND DIVESTITURES

Fiscal 2007:

Upstream Technologies LLC Acquisition

In May 2007, we completed the purchase of substantially all of the assets of Upstream Technologies LLC (“Upstream”), a provider of advanced investment decision support and trade order management tools, for approximately $28.0 million in cash. We anticipate Upstream will enhance our Investment Services Division with their technology and experience in the industry. Based on our preliminary purchase price allocation, we recorded goodwill of approximately $26.8 million, which is deductible for tax purposes. We are in the process of determining whether there are any other intangibles to which the purchase price must be allocated to. We expect to complete this analysis by the end of our second quarter of fiscal year 2008.

Corillian Corporation Acquisition

In May 2007, we completed the acquisition of Corillian Corporation (“Corillian”), a provider of online banking software and services, for approximately $245.0 million in cash. The addition of Corillian expands our ability to provide a fully integrated, secure and scalable online banking, electronic billing, and payment platform. In determining the preliminary purchase price allocation, we are using a third-party valuation specialist to assist us in determining the fair value intangible assets. We preliminarily recorded goodwill of approximately $155.1 million, which is not deductible for tax purposes. Corillian is a part of our Electronic Commerce Division. The components of the purchase price were (in thousands):

Cash paid	$245,349
Direct costs	485
Liabilities assumed	15,587

$261,421

As noted above, our preliminary allocation of the Corillian purchase price is as follows (in thousands):

Current assets	$43,490
Property and equipment	4,188
Intangibles and other non-current assets	213,743

Total assets	$261,421

Current liabilities	$13,303
Other non-current liabilities	2,284

Total liabilities	$15,587

The preliminary values allocated to other acquired intangible assets and their respective future lives are as follows (in thousands):

	Intangible	Useful
	Asset	Life
Customer base	$30,300	10 yrs
Current technology	13,370	3-5 yrs
Tradenames	1,000	2 yrs

Carreker Corporation Acquisition

In April 2007, we completed the acquisition of Carreker Corporation (“Carreker”), a provider of technology and consulting services for the financial services industry, for approximately $206.0 million in cash. The acquisition of Carreker expands our ability to provide tools that assist global financial institutions with payments processing, fraud and risk management, cash logistics and expert consultancy in the areas of float management and the convergence of check and electronic payments. In determining the preliminary purchase price allocation, we are using a third-party valuation specialist to assist us in determining the fair value of intangible assets.

We preliminarily recorded goodwill of approximately $105.8 million, which is not deductible for tax purposes. Carreker operations are split among our Software and Electronic Commerce Divisions based on product offerings. The components of the purchase price were (in thousands):

Cash paid	$206,312
Direct costs	800
Liabilities assumed	33,934

$241,046

As noted above, our preliminary allocation of the Carreker purchase is as follows (in thousands):

Current assets	$76,832
Property and equipment	3,252
Intangibles and other non-current assets	160,962

Total assets	$241,046

Current liabilities	$33,934

The preliminary values allocated to other acquired intangible assets and their respective future lives are as follows (in thousands):

	Intangible Asset	Useful Life

Customer base	$31,300	7 yrs
Current technology	19,900	5 yrs
Tradenames	1,600	1 yr

The following represents our results on a pro forma basis as if these three acquisitions on a combined basis occurred on the first day of our fiscal year 2006 (In thousands, except per share data).

Pro Forma Consolidated Statements of Operations

	For the Year Ended
	June 30,
	2007	2006
Total Revenues	$1,107,000	$1,021,000

Income from continuing operations before other income and expense	182,000	153,000

Net income	$109,000	$95,000

Net income per share:
Basic	$1.23	$1.04
Diluted	$1.19	$1.01

Fiscal 2006:

PhoneCharge, Inc. Acquisition

In January 2006, we completed the acquisition of PhoneCharge, Inc. (“PhoneCharge”), a provider of telephone and Internet-based bill payment services, for approximately $100.0 million in cash. Along with additional biller relationships, PhoneCharge brought us telephone bill payment capabilities with credit card based payment funding capability. We recorded goodwill of approximately $67.8 million, which is deductible for tax purposes. PhoneCharge is a part of our Electronic Commerce Division. The values allocated to other acquired intangible assets and their respective future lives are as follows (in thousands):

	Intangible Asset	Useful Life

Customer base	$25,000	5 yrs
Current technology	4,400	5 yrs
Tradenames	1,700	3 yrs

Aphelion, Inc. Acquisition

In October 2005, we completed the acquisition of substantially all of the assets of Aphelion, Inc. (“Aphelion”), a provider of health club management software and services for approximately $18.1 million in cash. The addition of Aphelion expanded the number of clubs we served, strengthened our presence in the mid-sized and independent club markets, and brought us prospective electronic funds transfer customers. We recorded goodwill of approximately $10.7 million, which is deductible for tax purposes. Aphelion is a part of our Electronic Commerce Division. The values allocated to other acquired intangible assets and their respective future lives are as follows (in thousands):

	Intangible Asset	Useful Life

Customer base	$5,000	5 yrs
Current technology	1,300	5 yrs
Tradenames	600	3 yrs
Covenants not to compete	320	2 yrs

Integrated Decision Systems, Inc. Acquisition

In September 2005, we completed the purchase of substantially all of the assets of Integrated Decision Systems, Inc. (“IDS”), a provider of enterprise portfolio management solutions to the financial services industry, for approximately $18.0 million in cash. The acquisition of IDS extends our client base to include more participants in the investment management industry. We recorded goodwill of approximately $8.0 million, which is deductible for tax purposes. The business was integrated with our Investment Services Division. The values allocated to other acquired intangible assets and their respective future lives are as follows (in thousands):

	Intangible Asset	Useful Life

Customer base	$7,000	6 yrs
Current technology	1,831	3 yrs
Tradenames	500	3 yrs

Disposition of M-Solutions

On February 6, 2006, we completed the sale of the assets of the M-Solutions business unit, which was part of our Investment Services Division, for $18.6 million in cash, subject to post-closing adjustments. The sale was the result of an unsolicited offer and resulted in a gain on disposal of $12.8 million. As a result of this disposition, the operating results of the M-Solutions business for the current and prior periods through the disposition date have been reclassified as discontinued operations in the Consolidated Financial Statements and related notes. M-Solutions generated revenue of $5.0 million during the year ended June 30, 2006 prior to its disposition. The estimated carrying amount of the major classes of assets and liabilities included as part of our disposal group as of February 6, 2006, were as follows (in thousands):

Total current assets	$1,174
Property and equipment, net	369
Goodwill	7,250
Other intangible assets, net	1,305

Total other assets	8,555

Total assets	$10,098

Total liabilities	$4,326

Fiscal 2005:

Accurate Software Limited Acquisition

In April 2005, we completed the acquisition of Accurate Software Limited (“Accurate”), a United Kingdom-based provider of reconciliation, exception management, workflow and business intelligence solutions, for approximately $57.0 million in cash. We completed the acquisition of Accurate to further solidify our leadership in financial software and services, expand our global presence and client base, and drive continued product innovation in operational risk management solutions for banks, brokerages and corporations.

Accurate is part of our Software Division. We recorded assets and liabilities based on their fair market values at the date of the acquisition. Based on the purchase price allocation, we recorded goodwill of approximately $40.1 million, which is not deductible for tax purposes. As a direct result of our acquisition of Accurate, we recorded a charge in the amount of $1.0 million to write down the value of previously capitalized software due to technology redundancy. This charge is included in depreciation and amortization within our consolidated statement of operations for the year ended June 30, 2005. The values allocated to other acquired intangible assets and their respective future lives are as follows (in thousands):

	Intangible Asset	Useful Life

Customer relationships	$11,000	6 yrs
Current technology	1,860	2 to 5 yrs
Covenants not to compete	2,490	1 yr
Tradenames	2,026	1.5 to 3 yrs

NOTE 3. REORGANIZATION CHARGES

We are committed to a plan of integration of certain activities with our fiscal 2007 acquisitions. These activities are accounted for in accordance with EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination” (“EITF 95-3”). These activities include primarily employee severance and related costs. In connection with those acquisitions, we accrued reorganization charges totaling approximately $10.3 million. A charge of $6.1 million was recorded in our 2007 Statement of Income as a result of severance and related costs associated with termination of a number of our associates in connection with our integration plans. The balance of the costs were included in the determination of the purchase price as they related to the acquired companies’ associates.

A summary of our reorganization charge recorded by us during our fiscal year ended June 30, 2007 by reportable segment is as follows (in thousands):

Year-Ended June 30, 2007
Reorganization charge:
Electronic Commerce	$3,095
Investment Services	955
Software	6,203
Corporate	17

Total	$10,270

On June 16, 2005, we terminated the employment of a number of our associates as part of an internal reorganization. As part of the action, we moved our Electronic Billing and Payment operations at our Waterloo, Ontario, Canada facility to our headquarters in Norcross, Georgia.

A summary of activity in the accrual related to our integration and reorganization activities is as follows (in thousands):

	Severance and Other Employee Costs	Office Closure and Business Exit Costs	Total
Balance as of June 30, 2005	$5,200	$156	$5,356
Cash payments, year ended June 30, 2006	(5,200)	(156)	(5,356)

Balance as of June 30, 2006	—	—	—
Reorganization charge	10,270	—	10,270
Cash payments, year ended June 30, 2007	(3,352)	—	(3,352)

Balance as of June 30, 2007	$6,918	$—	$6,918

NOTE 4. INVESTMENTS

Our investments consist of the following (in thousands):

	June 30, 2007	June 30, 2006
Available-for-sale	$217,776	$378,678
Other investments	4,539	1,329
Restricted cash	461	453
Less: amounts classified as cash equivalents	(36,233)	(157,371)

Total investments	$186,543	$223,089

Available-for-Sale

The following is a summary of our available-for-sale investment securities (in thousands):

	Cost or Amortized Cost
		Gross Unrealized		Estimated Fair Value
		Gains	Losses
June 30, 2007:
Corporate bonds	$6,145	$2	$(38)	$6,109
Asset-backed securities	16,646	3	(31)	16,618
Collateralized mortgage obligations	10,759	37	(223)	10,573
U.S. Government and federal agency obligations	24,638	—	(176)	24,462
Municipal bonds	101,425	—	—	101,425
Money market mutual funds and other	36,233	—	—	36,233
Mortgage pass-through securities	22,858	—	(504)	22,354

Available-for-sale investments	218,704	42	(972)	217,774
Less: amounts classified as cash equivalents	(36,233)	—	—	(36,233)

Net available-for-sale investments	$182,471	$42	$(972)	$181,541

June 30, 2006:
Corporate bonds	$19,734	$2	$(193)	$19,543
Asset-backed securities	31,267	3	(132)	31,138
Collateralized mortgage obligations	14,928	81	(370)	14,639
Commercial paper	44,659	—	—	44,659
Certificates of Deposit	10,000	—	—	10,000
U.S. Government and federal agency obligations	62,459	—	(764)	61,695
Municipal bonds	67,197	—	(11)	67,186
Money market mutual funds and other	103,254	—	—	103,254
Mortgage pass-through securities	27,430	—	(866)	26,564

Available-for-sale investments	380,928	86	(2,336)	378,678
Less: amounts classified as cash equivalents	(157,371)	—	—	(157,371)

Net available-for-sale investments	$223,557	$86	$(2,336)	$221,307

The fair value of available-for-sale securities is based on quoted market values or estimates from independent pricing services. We have determined that the unrealized losses in our available-for-sale investments, comprised of 74 and 140 securities, are deemed to be temporary impairments as of June 30, 2007 and 2006, respectively. We believe that the unrealized losses generally are caused by increases in market interest rates rather than adverse changes in cash flows or a fundamental weakness in the credit quality of the issuer or underlying assets. We believe that the investment’s full principal will be returned to us at maturity.

The following table summarizes the aggregate amount of cost or amortized cost, gross unrealized losses, and estimated fair values of these investments classified as available-for-sale as of June 30, 2007 and 2006 (in thousands):

	Cost or Amortized Cost	Gross Unrealized Losses	Estimated Fair Values
June 30, 2007:
Corporate bonds	$4,764	$(38)	$4,726
Asset-backed securities	3,968	(31)	3,937
Collateralized mortgage obligations	9,246	(223)	9,023
U.S. Government and federal agency obligations	22,638	(176)	22,462
Mortgage pass-through securities	22,858	(504)	22,354

Impaired available-for-sale investments	$63,474	$(972)	$62,502

June 30, 2006:
Corporate bonds	$16,830	$(193)	$16,637
Asset-backed securities	13,946	(132)	13,814
Collateralized mortgage obligations	13,990	(370)	13,620
U.S. Government and federal agency obligations	48,420	(764)	47,656
Municipal bonds	1,073	(11)	1,062
Mortgage pass-through securities	27,430	(866)	26,564

Impaired available-for-sale investments	$121,689	$(2,336)	$119,353

The following table summarizes the unrealized losses on our available-for-sale investment securities for which other-than-temporary impairments have not been recognized as of June 30, 2007 and 2006 (in thousands):

	Less than 12 Months Impaired		Equal or Greater than 12 Months Impaired		Total	Total
	Estimated Fair Values	Unrealized Losses	Estimated Fair Values	Unrealized Losses	Estimated Fair Values	Unrealized Losses
June 30, 2007:
Corporate bonds	$406	$(1)	$4,320	$(37)	$4,726	$(38)
Asset-backed securities	—	—	3,937	(31)	3,937	(31)
Collateralized mortgage obligations	225	(1)	8,798	(222)	9,023	(223)
U.S. Government and federal agency obligations	—	—	22,462	(176)	22,462	(176)
Mortgage pass-through securities	—	—	22,354	(504)	22,354	(504)

Impaired available-for-sale investments	$631	$(2)	$61,871	$(970)	$62,502	$(972)

June 30, 2006:
Corporate bonds	$7,433	$(49)	$9,204	$(144)	$16,637	$(193)
Asset-backed securities	7,381	(53)	6,433	(79)	13,814	(132)
Collateralized mortgage obligations	7,520	(95)	6,100	(275)	13,620	(370)
U.S. Government and federal agency obligations	12,087	(108)	35,569	(656)	47,656	(764)
Municipal bonds	1,062	(11)	—	—	1,062	(11)
Mortgage pass-through securities	14,343	(338)	12,221	(528)	26,564	(866)

Impaired available-for-sale investments	$49,826	$(654)	$69,527	$(1,682)	$119,353	$(2,336)

The following table summarizes the contractual maturities of our debt securities classified as available-for-sale investments using estimated fair values as of June 30, 2007 (in thousands):

	Contractual Maturities
		After One Year	After Five Years
	Within One Year	through Five Years	through Ten Years	After Ten Years

Corporate bonds	$4,534	$1,575	$—	$—
Asset-backed securities	—	4,004	499	12,115
Collaterialized mortgage obligations	225	546	984	8,818
U.S. Government and federal agency obligations	16,057	8,405	—	—
Municipal bonds	—	11,800	4,900	84,725
Mortgage pass-through securities	—	642	479	21,233

Total debt securities classified as available-for-sale investments	$20,816	$26,972	$6,862	$126,891

The following table summarizes the contractual maturities of our debt securities classified as available-for-sale investments as of June 30, 2007 (in thousands):

	Cost or Amortized Cost	Estimated Fair Values
Contractual Maturities
Due in one year or less	$20,941	$20,816
Due after one year through five years	27,104	26,972
Due after five years through ten years	6,876	6,862
Due after ten years	127,550	126,891

Total	$182,471	$181,541

Expected maturities may differ from contractual maturities because debt issuers may have the right to call or prepay obligations with or without call or prepayment penalties. We classify, in our consolidated balance sheet, our investments based on their expected maturities rather than contractual maturities. During the quarter ended March 31, 2005, we began classifying our auction rate preferred and debt instruments as available-for-sale rather than as cash and cash equivalents in our consolidated balance sheet. As of June 30, 2007 and 2006, we had approximately $111.4 million and $78.0 million in auction rate securities, respectively.

In 2007, available-for-sale investments of approximately $345.0 million matured, and we recognized no gross gains or gross losses on these maturities. In 2006, available-for-sale investments of approximately $466.0 million, and we recognized no gross gains or gross losses on these maturities. In 2005, we sold available-for-sale securities of approximately $262.7 million. We recognized gross gains of $4,000 and gross losses of $40,000 on those sales.

The amount of the net unrealized holding gains or (losses) on available-for-sale securities included in accumulated other comprehensive income (loss) as of June 30, 2007, 2006 and 2005 was $(0.6 million), $(1.4 million) and $(0.4 million), respectively. The amount of losses reclassified out of accumulated other comprehensive income (loss) into earnings for the fiscal years ended June 30, 2007, 2006 and 2005 was $9,000, $0 and $24,000, respectively. We use the specific identification method to determine the basis on which the cost of a security is sold or the amount that we reclassify out of the accumulated other comprehensive income (loss), a component of stockholders’ equity of our consolidated balance sheet, into earnings.

In the quarter ended March 31, 2005, we recorded a $0.6 million gain on the sale of stock. While we do not typically invest in equity securities, we received shares of stock from an insurance vendor that demutualized. We sold the shares shortly after we received them, and recorded the proceeds as a gain on investments.

Other investments

We account for other investments under the cost method. Our other investments include common stock, warrants and venture capital initiatives. The common stocks and warrants consist of preferred stock warrants in a non-publicly traded electronic billing related company. The fair value of our investments was approximately $2.6 million and $0.1 million as of June 30, 2007 and 2006, respectively.

Our venture capital investments are in early to mid-stage financial solutions and technology companies. We have made a commitment to invest $1.0 million and $4.0 million in two separate venture capital initiatives. Actual contributions are made at the point in time a specific company in which venture capital will be invested is identified. The fair value of our venture capital initiative with a $1.0 million commitment was approximately $0.7 million and $0.6 million as of June 30, 2007 and 2006, respectively. The cost and fair value of our venture capital initiative with a $4.0 million commitment was approximately $1.3 million and $0.6 million as of June 30, 2007 and 2006, respectively.

Pledged investments

We have pledged certain available-for-sale investments as collateral for payments due under our operating leases and have three standby letters of credit related to our operating leases. In conjunction with our operating leases, the total amount of our collateralized available-for-sale investments and standby letters of credit at June 30, 2007 and 2006 was approximately $0.7 million and $2.4 million, respectively. The standby letters of credit associated with our operating leases expire at various dates through February 2008 but automatically renew yearly through the underlying lease expiration dates. Our operating leases expire at various dates through October 2017.

NOTE 5. ACCOUNTS RECEIVABLE

The components of our accounts receivable consist of the following (in thousands):

	June 30,
	2007	2006
Trade accounts receivable	$192,062	$128,462
Unbilled trade accounts receivable	20,997	4,685
Other receivables	11,364	14,967

Total	224,423	148,114
Less: allowance for doubtful accounts	3,103	1,509

Accounts receivable, net	$221,320	$146,605

Trade accounts receivable represents amounts billed to our customers. We recognize revenues and bill customers under service agreements as we perform services. Unbilled trade accounts receivable result primarily from extended payment terms not in excess of one year on software license agreements. For software contracts, we recognize revenues under the provisions of SOP 97-2 as described in Note 1, and unbilled amounts under those software contracts are billed on specific dates according to contractual terms. Other receivables are comprised primarily of interest receivable. The allowance for doubtful accounts represents our estimate of uncollectible accounts receivable.

NOTE 6. PROPERTY AND EQUIPMENT

The components of our property and equipment are as follows (in thousands):

	June 30,
	2007	2006
Land and land improvements	$4,944	$4,944
Building and building improvements	60,886	55,684
Computer equipment and software licenses	321,182	279,490
Furniture and equipment	23,974	21,772
Construction in progress	45,959	2,046

Total	456,945	363,936
Less: accumulated depreciation	300,832	263,719

Property and equipment, net	$156,113	$100,217

Depreciation expense totaled $44.2 million, $40.4 million, and $37.5 million for the years ended June 30, 2007, 2006 and 2005, respectively.

NOTE 7. GOODWILL AND OTHER INTANGIBLE ASSETS

As of June 30, 2007 and 2006, our only non-amortizing intangible asset is goodwill. The impact of changes in foreign currency exchange rates is not significant to our recorded goodwill. The changes in the carrying value of goodwill by segment were as follows (in thousands):

	Electronic Commerce	Software	Investment Services	Total
Balance as of June 30, 2005	$581,239	$63,548	$11,387	$656,174
Goodwill acquired through acquisition of PhoneCharge	67,800	—	—	67,800
Goodwill acquired through acquisition of Aphelion	10,666	—	—	10,666
Goodwill acquired through acquisition of Integrated Decision Systems	—	—	8,019	8,019
Disposition of business	—	—	(7,250)	(7,250)
Purchase price adjustments	—	(818)	—	(818)

Balance as of June 30, 2006	659,705	62,730	12,156	734,591
Goodwill acquired through acquisition of Upstream	—	—	26,820	26,820
Goodwill acquired through acquisition of Corillian	155,103	—	—	155,103
Goodwill acquired through acquisition of Carreker	32,154	73,638	—	105,792
Purchase price adjustments	714	—	—	714
Foreign currency adjustment	—	4,492	—	4,492

Balance as of June 30, 2007	$847,676	$140,860	$38,976	$1,027,512

The components of our various amortized intangible assets are as follows (in thousands):

	June 30,
	2007	2006
Capitalized software:
Product technology from acquisitions and strategic agreement	$167,458	$167,108
Internal development costs	34,773	32,970

Total	202,231	200,078
Less: accumulated amortization	198,563	196,323

Capitalized software, net	$3,668	$3,755

Strategic agreements:
Strategic agreements(1)	$744,423	$744,423
Less: accumulated amortization	663,360	638,418

Strategic agreements, net	$81,063	$106,005

Other intangible assets:
Tradenames	$54,937	$53,176
Customer base	151,868	89,639
Current technology	43,662	10,290
Money transfer licenses	1,700	1,700
Convenants not to compete	5,828	5,670

Total	257,995	160,475
Less: accumulated amortization	117,191	98,059

Other intangible assets, net	$140,804	$62,416

(1)	Strategic agreements primarily include certain entity-level convenants not to compete.

Amortization of all of our intangible assets totaled $44.5 million, $60.0 million and $139.0 million for the years ended June 30, 2007, 2006 and 2005, respectively. Amortization of capitalized software costs, which is a subset of our total intangible asset amortizations, totaled $2.2 million, $3.3 million and $5.7 million for the years ended June 30, 2007, 2006 and 2005, respectively.

Amortization expense for the next five fiscal years is estimated to be as follows (in thousands):

Fiscal Year Ending June 30,
2008	$56,993
2009	52,817
2010	51,956
2011	26,448
2012	12,411

NOTE 8. ACCRUED LIABILITIES

The components of our accrued liabilities are as follows (in thousands):

	June 30,
	2007	2006
Compensation and benefits	$46,520	$36,433
Other	47,506	37,933
Reorganization reserves	6,918	—

Total	$100,944	$74,366

NOTE 9. FINANCING AGREEMENTS

In August 2003, our wholly owned subsidiaries, CheckFree Services and Bastogne, Inc., a bankruptcy-remote, special purpose entity (“Bastogne”), entered into a Master Agreement with SunTrust Banks, Atlanta, Georgia (“SunTrust”) with respect to activities in our Electronic Commerce Division. Under this Master Agreement, SunTrust provides us with Automated Clearing House (“ACH”) and other electronics funds transfer services, on behalf of Bastogne in connection with the receipt, investment, custody and transmission of subscriber funds. In addition, SunTrust and its affiliates provide us with various deposit accounts and investment accounts and services to Bastogne. CheckFree Services provides processing and administrative services to Bastogne to facilitate transactions under the Master Agreement.

SunTrust has agreed to provide a facility to Bastogne to cover overdrafts occurring from time to time due to timing differences between transmission of subscriber funds and movement of funds from Bastogne’s investment accounts to the zero balance demand deposit account maintained by Bastogne with SunTrust. In addition, SunTrust provides ACH services, and maintains and permits Bastogne to use SunTrust’s MasterCard ICA transit number and VISA bank identification numbers to facilitate transactions in the MasterCard and VISA systems. The obligations of Bastogne under the Master Agreement to SunTrust are guaranteed by CheckFree Services.

Revolving Credit Facility

On April 13, 2006, we entered into a revolving credit facility with SunTrust that provides for up to $300.0 million in revolving credit loans, swingline loans and the issuance of letters of credit. The credit facility terminates on April 13, 2011, unless terminated earlier. Any borrowings will bear interest at certain rates based upon our then current ratio of total debt to consolidated EBITDA. The credit facility also requires the payment of a commitment fee, expressed as a percentage per annum on any unused commitment. As of June 30, 2007, the amount outstanding under the facility was $204.0 million at an average rate of 5.87%. The interest charged on the facility fluctuates with changes in short-term interest rates.

The credit facility contains certain financial covenants requiring us to meet certain financial ratios and contains certain operating covenants which, among other things, impose certain limitations with respect to additional indebtedness, investments, dividends and prepayments of subordinated indebtedness, transactions with affiliates, asset sales, mergers and consolidations, liens and other matters customarily addressed in such agreements. The credit facility also contains customary events of default, including payment defaults, material inaccuracies in representations and warranties, covenant defaults, cross-defaults to certain other agreements, certain events of bankruptcy and insolvency, certain ERISA events, judgment defaults in excess of specified amounts, failure of any guaranty supporting the credit facility to be in full force and effect, and a change in control.

Data Center Facility

On April 13, 2006, we entered into a series of financing and leasing arrangements (the “Agreements”) with a consortium of banks for the purpose of funding the construction of up to two data centers. We record the construction of the data centers as construction in progress during the construction period and will begin to record depreciation once we have assumed occupancy. Pursuant to the terms of the Agreements, SunTrust purchased a fee simple interest in two parcels of real property (the “Properties”) specified by CheckFree

Services, and CheckFree Services, as construction agent for SunTrust, is required to construct data center facilities (the “Facilities”) on the Properties. The funding for the acquisition of the Properties and the construction of the Facilities will be provided by SunTrust and certain financial institutions. The aggregate limit on the funding to be provided by SunTrust and the financial institutions is $100.0 million. As of June 30, 2007, the amount outstanding under the facility was $40.1 million at an average rate of 6.03%. The interest charged on the facility fluctuates with changes in short-term interest rates.

During construction and after completion of the Facilities, SunTrust will lease the Properties and the Facilities to CheckFree Services pursuant to the terms of the Agreements. CheckFree Services will make minimum lease payments, representing the interest charge on the outstanding balance, beginning upon completion of construction that will vary based on the London Interbank Offered Rate (“LIBOR”) plus a spread. The lease agreements will expire on April 15, 2013, unless terminated earlier pursuant to the terms of the lease agreements.

Upon expiration of the Agreements, CheckFree Services must elect to: (i) purchase the Facilities and Properties from SunTrust for a defined amount; (ii) request a five year renewal of the lease agreements (maximum of two such five year renewals provided for), subject to the approval and consent of SunTrust and the Lenders; or (iii) sell the Facilities and Properties as agent for SunTrust, provided that certain conditions are satisfied (the “Remarketing Option”).

If CheckFree Services chooses the Remarketing Option, various outcomes may occur under the Agreements, but if the net cash proceeds of any sale are less than an amount equal to the aggregate sum of the outstanding amounts funded by SunTrust and all other lenders, all accrued and unpaid interest on the loans, all unpaid fees owing to SunTrust and any other lender under the operative documents, and all other amounts owing to SunTrust and all other lenders under the lease agreements (the “Outstanding Amounts”), CheckFree Services will be required to pay SunTrust the difference between the sale proceeds and the Outstanding Amounts, but in no event more than approximately eighty-three percent (83%) for the property in Texas and approximately eighty-five percent (85%) for property in Georgia of the Outstanding Amounts. If the net proceeds received from a third party for the Properties and Facilities, or a given Property and Facility, are in excess of the Outstanding Amounts or the Outstanding Amounts related to the specific Property and Facility, the excess shall be paid to CheckFree Services. SunTrust or the Agent may reject a third party purchase offer for the Properties and Facilities or a given Property and Facility under certain conditions.

The Agreements contain certain financial covenants requiring us to meet certain financial ratios and contains certain operating covenants which, among other things, impose certain limitations with respect to additional indebtedness, investments, dividends and prepayments of subordinated indebtedness, transactions with affiliates, asset sales, mergers and consolidations, liens and other matters customarily addressed in such agreements. We are in compliance with our covenants as of June 30, 2007.

NOTE 10. CAPITAL LEASE AND OTHER LONG-TERM OBLIGATIONS

We lease certain equipment under capital leases and purchase certain software licenses under long-term agreements. We are required to pay certain taxes, insurance and other expenses related to the leased property.

The components of our capital leases included in our consolidated balance sheets are as follows (in thousands):

	June 30,
	2007	2006
Equipment and software licenses	$19,948	$15,830
Less: accumulated depreciation and amortization	11,899	12,080

Property under capital leases, net	$8,049	$3,750

Future minimum lease payments required by our capital leases are as follows:
2008		$2,159
2009		2,051

Total future minimum lease payments		4,210
Less: amount representing interest		325

Net future minimum payments		$3,885

Additionally, we have purchased software licenses under agreements with extended payment terms. Total amounts due under these agreements are not significant at June 30, 2007.

On April 2, 2004, we received a $25.0 million deposit from a customer in connection with a contract modification relating to the timing of transaction settlements. The agreement has an initial term of four years and automatically renews thereafter unless terminated with 180 days notice. We expect the agreement to be renewed beyond April 2008. During the term of the agreement, we are required to pay the customer a variable rate of interest on a monthly basis equal to the then current overnight repurchase agreement rate. The deposit is reflected as a long-term liability in our consolidated balance sheets. There are no restrictions on the deposit, and the funds are available to us for general use. The deposit will be refunded to our customer upon termination of the agreement.

NOTE 11. COMMITMENTS AND CONTINGENCIES

Operating Leases

We lease office space and equipment under operating leases. Certain leases contain renewal options and generally provide that we are required to pay for insurance, taxes and maintenance. In addition, certain leases include rent escalations throughout the terms of the lease. Total expense under all operating lease agreements for the years ended June 30, 2007, 2006 and 2005 was $25.0 million, $21.0 million and $20.0 million, respectively.

Future minimum rental payments as of June 30, 2007 under these leases are as follows (in thousands):

Fiscal Year Ending June 30,
2008	$27,806
2009	25,024
2010	20,904
2011	11,517
2012	9,100
Thereafter	25,887

Future minimum lease payments	$120,238

As previously explained in Note 4, Pledged Investments, we have pledged certain available-for-sale investments as collateral for payments due under our operating leases and have three standby letters of credit related to our operating leases.

Guarantees

FASB Interpretation 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”), requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.

We warrant that our software products will perform in all material respects in accordance with our standard published specifications in effect at the time of delivery of the licensed products to the customer for 90 days. Additionally, we warrant that our services will be performed consistent with generally accepted industry standards or specific service levels through completion of the agreed upon services. If necessary, we would provide for the estimated cost of product and service warranties based on specific warranty claims and claim history, however, we have not incurred significant recurring expense under our product or service warranties. As a result, we believe the estimated liabilities related to these agreements are not material.

We have entered into the following guarantees related to our walk-in payment operations. The transmittal of consumer funds for three customers is guaranteed. As of June 30, 2007, we have secured deposits and have issued surety bonds and letters of credit totaling $25.3 million on behalf of consumers in the event that consumer funds are not remitted to billers. Historically, payments made related to settling claims under these arrangements have not been significant. As a result, we believe the estimated fair value of any unsettled claims is nominal. Accordingly, we have no liabilities recorded for these arrangements as of June 30, 2007.

OneVu, our joint venture, has a line of credit facility from a bank in the amount of approximately $2.7 million, which we have guaranteed. See further discussion on our joint venture with OneVu in Note 1.

In connection with our MSFDC, L.L.C. (“TransPoint”) acquisition in 2001, we entered into commercial agreements with Microsoft and FDC to provide payment processing services. These agreements included minimum guaranteed revenue commitments totaling $180.0 million over five years. The monthly minimum commitments from Microsoft and FDC increased over the five year term of the agreements and expired during the fiscal year 2006.

Litigation

On or about April 10, 2007, the first of two related shareholder securities putative class actions was filed against CheckFree and Messrs. Peter J. Kight and David E. Mangum in federal court in Atlanta styled as follows: Skubella v. CheckFree Corporation, et al. , Civil Action No. 1:07-CV-0796-TWT, United States District Court for the Northern District of Georgia, Atlanta Division; Gattelaro v. CheckFree Corporation, et al. , Civil Action No. 1:07-CV-0945-TWT, United States District Court for the Northern District of Georgia, Atlanta Division. The actions were filed on behalf of a putative class of all purchasers of CheckFree common stock between April 4, 2006 and August 1, 2006 and allege violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder against CheckFree and the individual defendants, as well as of Section 20(a) against the individual defendants, related to CheckFree’s disclosures concerning its Electronic Commerce and Payment Services business. Plaintiffs seek undisclosed damages. On June 29, 2007, the Court entered an order that, among other things, consolidated these two actions and appointed Southwest Carpenters Pension Trust as the Lead Plaintiff. We anticipate that the Lead Plaintiff will file a consolidated complaint in the near future.

A related derivative action was filed on or about June 14, 2007 in federal court in Atlanta styled as follows: Borroni v. Peter Kight, et al ., Civil Action No. 1:07-CV-1382-TWT, United States District Court for the Northern District of Georgia, Atlanta Division. The complaint names the following as defendants: Peter Kight, Mark Johnson, William Boardman, James D. Dixon, C. Kim Goodwin, Eugene F. Quinn, Jeffrey M. Wilkins, and David Mangum. The complaint also names CheckFree Corporation as a nominal defendant. The complaint alleges breach of fiduciary duty, aiding and abetting, and contribution and indemnification against the individual defendants as well as unjust enrichment against one of the individual defendants. Following CheckFree’s announcement of its proposed acquisition by Fiserv, Inc., the plaintiffs filed a Corrected Verified First Amended Shareholder Derivative and Class Action Complaint on August 6, 2007, which added C. Beth Cotner as a defendant and also added a claim on behalf of a putative class of all holders of CheckFree common stock for breach of fiduciary duty against all the individual defendants related to their approval of the proposed acquisition.

We believe these actions are without merit and intend to defend vigorously. We intend to move to dismiss these lawsuits at the appropriate time. At this time, it is not possible to predict the outcome of these matters.

NOTE 12. CAPITAL STOCK

Our authorized capital shares consist of 500,000,000 shares of common stock, $.01 par value, 48,500,000 shares of preferred stock, $.01 par value, and 1,500,000 shares of Series A Junior Participating Cumulative Preferred Stock, $.01 par value. The preferred stock may be issued in one or more series and may be established with such relative voting, dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications, limitations and restrictions as our board of directors may determine without further stockholder approval. No preferred shares have been issued through June 30, 2007.

On December 16, 1997, our board of directors declared a dividend distribution of Preferred Share Purchase Rights (“Rights”) to protect our stockholders in the event of an unsolicited attempt to acquire us. On December 19, 1997, the Rights were issued to our stockholders of record, with an expiration date of December 16, 2007. Until a person or group acquires 15% or more of our common stock, the Rights will automatically trade with our shares of common stock. Only when a person or group has acquired 15% or more of our common stock, will the Rights become exercisable and separate certificates issued. Prior to the acquisition by a person or group of beneficial ownership of 15% or more of our common stock, the Rights are redeemable for $.001 per Right at the option of our board of directors.

On August 3, 2005, we announced that our board of directors had approved a stock repurchase program under which we could repurchase up to $60.0 million of our common stock through July 31, 2006. During our fiscal year 2006, we repurchased a total of 707,732 shares at an average purchase price of $47.48 per share, or approximately $33.6 million in the aggregate. As of June 30, 2006, the dollar value of the shares that remained available for repurchase was approximately $26.4 million. The repurchased shares were immediately retired and cancelled. This program expired on July 31, 2006, with such remaining approved repurchase amount still outstanding.

On August 1, 2006, we announced that our board of directors had approved a separate stock repurchase program under which we could repurchase up to $100.0 million of our common stock through July 31, 2007. During the month of August 2006, we repurchased a total of 2,176,158 shares of common stock at an average purchase price of $37.22; in September 2006, we repurchased a total of 461,589 shares at an average purchase price of $41.15 per share, or approximately $100.0 million in the aggregate. The repurchased shares were immediately retired and cancelled.

On November 6, 2006, we announced that our board of directors had approved a separate stock repurchase program under which we could repurchase up to $100.0 million of our common stock through August 1, 2007. During the month of November 2006, we repurchased a total of 1,273,807 shares of common stock at an average purchase price of $39.25 per share, or approximately $50.0 million in the aggregate. The repurchased shares were immediately retired and cancelled.

NOTE 13. TRANSACTIONS INVOLVING EQUITY INSTRUMENTS

Employee Plans

During 1995, we adopted the 1995 Stock Option Plan (the “1995 Plan”). The options granted under the 1995 Plan may be either incentive stock options or non-statutory stock options. The terms of the options granted under the 1995 Plan are at the sole discretion of a committee of members of our board of directors, not to exceed ten years. Generally, options vest at either 33% or 20% per year from the date of grant. The 1995 Plan originally provided us with the ability of granting options for not more than 5,000,000 shares of common stock to certain of our key employees, officers and directors. In November 1998 and again in November 2000, the 1995 Plan was amended by a vote of our shareholders to extend the maximum option grants to not more than 8,000,000 shares and not more than 12,000,000 shares, respectively. Options granted under the 1995 Plan are exercisable according to the terms of each option, however, in the event of a change in control or merger as defined, the options shall become immediately exercisable.

In November 2002, our stockholders approved the 2002 Stock Incentive Plan (the “2002 Plan”). Under the provisions of the 2002 Plan, we have the ability to grant incentive or non-qualified stock options, stock appreciation rights (“SARs”), restricted stock, performance units or performance shares for not more than 6,000,000 shares of common stock (such shares to be supplied from the 12,000,000 shares approved for the 1995 Plan) to certain of our key employees, officers and non-employee directors. The terms of the options, SARs, restricted stock, performance units or performance shares granted under the 2002 Plan are determined by a committee of our Board of Directors, however, in the event of a change in control as defined in the 2002 Plan, they shall become immediately exercisable.

The 2002 Plan replaced the 1995 Plan, except that the 1995 Plan continues to exist to the extent that options granted prior to the effective date of the 2002 Plan continue to remain outstanding. At June 30, 2007, there were 2,592,599 additional shares available for grant under the 2002 Plan.

In the event that shares purchased through the exercise of incentive stock options are sold within one year of exercise, we are entitled to a tax deduction. The tax benefit of the deduction is not reflected in our consolidated statements of operations but is reflected as an increase in additional paid-in capital.

As of June 30, 2007, we have three types of share-based payment arrangements with our associates; stock options, restricted stock and associate stock purchase plan.

Stock Options

The following tables summarize the activity of stock options under our 1995 and 2002 Plans from July 1, 2004 to June 30, 2007:

	Year Ended June 30, 2007
	Number of Options	Weighted Average Remaining Contractual Term	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding — Beginning of year	3,604,750		$28.84
Granted	162,584		$37.31
Exercised	(655,029)		$15.75	$13,623,000
Cancelled	(175,188)		$36.54

Outstanding — End of period	2,937,117	4.5 years	$31.78	$24,727,000

Options exercisable at end of period	2,582,236	4.5 years	$31.52	$22,403,000
Options vested and expected to vest at end of period	2,885,095	4.5 years	$32.92	$24,607,000
Weighted average per-share fair value of options granted during the period	$20.49

	Year Ended June 30, 2006
	Number of Options	Weighted Average Remaining Contractual Term	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding — Beginning of year	4,685,572		$27.44
Granted	144,988		41.39
Exercised	(1,056,336)		22.37	$25,700,000
Cancelled	(169,474)		44.85

Outstanding — End of period	3,604,750	4.8 years	$28.84	$74,700,000

Options exercisable at end of period	3,045,659	4.8 years	$28.96	$49,000,000
Weighted average per-share fair value of options granted during the period	$23.37

	Year Ended June 30, 2005
	Number of Options	Weighted Average Remaining Contractual Term	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding — Beginning of year	5,414,603		$26.18
Granted	200,223		25.80
Exercised	(649,864)		16.08	$13,000,000
Cancelled	(279,390)		28.05

Outstanding — End of period	4,685,572	5.3 years	$27.44	$30,800,000

Options exercisable at end of period	3,763,822	5.3 years	$28.64	$17,800,000
Weighted average per-share fair value of options granted during the period	$14.39

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended June 30, 2007, 2006 and 2005, respectively: dividend yield of 0% in all periods; expected volatility of 49%, 50% and 55%; risk-free interest rates 4.90%, 4.67% and 3.15%; and expected lives of three to seven years. We have used the simplified method as provided by Staff Accounting Bulletin 107, “Share Based Payment,” to estimate the expected life of stock options granted during the years ended June 30, 2007, 2006 and 2005. This method allows us to estimate the expected life using the average of the vesting period and the contractual life of the stock options granted.

As of June 30, 2007, we had approximately $4.1 million of unearned compensation related to nonvested stock options, which we will record in our statement of operations over a weighted average recognition period of approximately 2 years.

In June 2003, we made an offer (the “Tender Offer”) to certain of our employees to exchange options with exercise prices greater than or equal to $44.00 per share outstanding under our 1983 Incentive Stock Option Plan, 1983 Non-Statutory Stock Option Plan, 1993 Stock Option Plan, Third Amended and Restated 1995 Plan, BlueGill Technologies, Inc. 1997 Stock Option Plan, BlueGill Technologies, Inc. 1998 Incentive and Non-Qualified Stock Option Plan, and 2002 Plan, for restricted stock units of our common stock, and in certain cases, cash payments.

Restricted stock units issued under the Tender Offer vest ratably over a three-year period. The offer period closed on July 17, 2003, and employees holding 1,165,035 options participated in the Tender Offer. We made cash payments totaling $586,000 in July 2003 representing the cash consideration portion of the Tender Offer, and we issued approximately 153,000 shares of restricted stock under the 2002 Plan during July 2006. We recorded an expense of $0, $1.6 million and $2.1 million for the years ended June 30, 2007, 2006 and 2005, respectively, for cash payments made and the vesting of restricted stock units. On July 19, 2004, we issued 51,143 shares relating to the portion of the Tender Offer that vested on July 17, 2004. In total, 80,588 shares actually vested, of which 29,445 shares were retained by us to fund the employees’ payroll taxes associated with the vesting. On July 19, 2005, we issued 42,756 shares relating to the portion of the Tender Offer that vested on July 17, 2005. In total, 67,174 shares actually vested, of which 24,418 shares were retained by us to fund the employees’ payroll taxes associated with the vesting. On July 17, 2006, we issued 38,998 shares relating to the portion of the Tender Offer that vested on July 17, 2006. In total, 62,239 shares actually vested, of which 23,241 shares were retained by us to fund the employees’ payroll taxes associated with the vesting.

Restricted Stock

Beginning in fiscal year 2005, we adopted a Long-Term Incentive Compensation (“LTIC”) program to replace our traditional equity based compensation program. Under the LTIC program, we grant a smaller number of options and shares of restricted stock under the 2002 Plan. We do not treat shares of restricted stock as issued and outstanding on our balance sheet until the restrictions lapse. Our disclosure of vested shares includes shares which are never issued because they are withheld to fund employees’ payroll taxes. We withheld 5,875 shares under the LTIC program during the year ended June 30, 2007 to fund employees’ payroll taxes. Our annual LTIC grants occur in the first quarter of each fiscal year. The shares of restricted stock granted under the LTIC program have a five-year vesting period with an accelerated vesting provision of three years based on achievement of specific goals and objectives. We recorded an expense of approximately $6.4 million, $2.8 million, and $2.6 million for the years ended June 30, 2007, 2006, and 2005, respectively, related to the vesting of restricted stock under the LTIC.

The following tables summarize the activity of restricted stock under our 2002 Plan, from July 1, 2004 to June 30, 2007:

	Year Ended June 30, 2007
	Number of Restricted Stock	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
Outstanding — Beginning of year	603,881	$31.49
Granted	404,924	37.61
Vested	(88,817)	29.87	$3,795,000
Cancelled	(122,605)	34.74

Outstanding — End of period	797,383	$34.84

	Year Ended June 30, 2006
	Number of Restricted Stock	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
Outstanding — Beginning of year	456,676	$26.16
Granted	261,361	39.04
Vested	(82,471)	26.60	$2,900,000
Cancelled	(31,685)	26.97

Outstanding — End of period	603,881	$31.49

	Year Ended June 30, 2005
	Number of Restricted Stock	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
Outstanding — Beginning of year	242,678	$26.54
Granted	371,446	25.95
Vested	(89,977)	26.53	$2,800,000
Cancelled	(67,471)	25.94

Outstanding — End of period	456,676	$26.16

As of June 30, 2007, we had approximately $10.7 million of nonvested restricted stock which we will record in our statement of operations over a recognition period of approximately five years.

Associate Stock Purchase Plan

Under our 2006 Associate Stock Purchase Plan (the “2006 Plan”), we are authorized to issue up to 2.0 million shares of our common stock to our full-time employees, nearly all of whom are eligible to participate. On July 27, 2006, our board of directors approved the adoption of the 2006 Plan, and on November 1, 2006, at the 2006 Annual Meeting of Stockholders, stockholders approved and adopted the 2006 Plan. The 2006 Plan replaced our Third Amended and Restated Associate Stock Purchase Plan, which expired on December 31, 2006. The total number of shares available for awards increased under the 2006 Plan from 1.0 million to 2.0 million shares. Under the terms of the 2006 Plan, our employees can choose, every six months, to have up to 15% of their salary withheld to purchase our common stock.

The purchase price of the stock is 85% of the end-of-period market price. On June 13, 2005, we amended our Associate Stock Purchase Plan to remove a look-back feature which established the purchase price as 85% of the lower of the beginning-of-period and end-of-period market price. Participation in the plan by eligible employees has ranged from 25% to 50% in any given six-month period. Under the Associate Stock Purchase Plan, we issued 70,576 shares in January 2007, 53,066 shares in July 2006, 54,390 in January 2006, 67,204 shares in July 2005, 92,805 in January 2005, 72,293 in July 2004 and 74,952 in January 2004 from our employees’ salary withholdings from the respective previous six-month period. As of June 30, 2007, there are 1,929,424 shares available for future issuance to our employees under our Associate Stock Purchase Plan. In July 2007, we issued an additional 60,566 shares. For the year ended June 30, 2007, we recorded an expense of approximately $0.8 million under the provisions of SFAS 123(R) for our Associate Stock Purchase Plan.

401 (k) Plan

In January 1997, our board of directors approved an amendment to our 401(k) plan, which authorized up to 1.0 million shares of our common stock to be used by us to match our employee contributions to our 401(k) plan. Our board of directors authorized an additional 1.0 million shares of our common stock for the matching contribution in November 2002. We issued 68,102 shares in January 2007, 108,785 shares in August 2006, 82,242 shares in August 2005 and 108,484 shares in August 2004 to fund our 401(k) match that had accrued during the years ended June 30, 2006, 2005 and 2004, respectively.

Effective January 1, 2007, our 401 (k) plan fiscal year changed from June 30 to December 31. This resulted in a short 6-month fiscal year for the 401 (k) plan beginning July 1, 2006 and ending December 31, 2006. Prior to January 1, 2007, we made an annual employer match to the 401 (k) plan in the form of CheckFree common stock, which was calculated and distributed into participants’ accounts at the end of each fiscal year. Beginning January 1, 2007, we will no longer match contributions with our common stock, but rather, will make our employer match in cash, on a semi-monthly basis. The employer match, effective January 1, 2007, is guaranteed at 50% of the employee’s semi-monthly contribution, up to 6% of eligible earnings in that period.

Stock Related Transactions With Third Parties

In October 2000, we completed an agreement to acquire various electronic billing and payment assets from Bank of America in exchange for 10.0 million shares of our common stock, $35.0 million in cash and warrants to acquire an additional 10.0 million shares of our common stock. In connection with a December 2003 modification of the terms of our processing services agreement with Bank of America, the amount of shares available under the warrants was reduced to 5.0 million. Bank of America has the ability to earn warrants for up to 5.0 million shares, 3.0 million of which vest upon achievement of specific levels of active subscriber adoption of electronic billing and payment services and 2.0 million of which vest upon achievement of specific levels of electronic bills delivered, as defined. The warrants have a strike price of $32.50 and expire on September 30, 2010.

In February 2007, Bank of America achieved the first level of active subscriber adoption of electronic billing and paying services and as a result 1.0 million warrants vested. Prior to February 2007, we did not believe it was probable that any of the warrants would vest. Accordingly, during February 2007, we recorded an $11.0 million charge for the fair value of the 1,000,000 warrants earned to date. The charge for these warrants was recorded as a reduction of processing and service revenue received from Bank of America. Fair value was determined based on a Black-Scholes option pricing model valuation. We currently believe it is not probable that the warrants for the remaining 4.0 million unvested shares will vest, and as a result, no charge for the fair value of these warrants has been recorded.

In October 1999, we entered into an agreement with one of our customers. Under the terms of the agreement, the customer purchased 250,000 shares of our common stock and has been issued warrants on 1.0 million shares. All warrants reflect a strike price of $39.25 and became exercisable on September 15, 2002. Fair value was determined based on a Black-Scholes option pricing model valuation. Warrants to acquire 1.0 million shares of our common stock remain outstanding at June 30, 2007.

In January 1998, we entered into a ten-year processing agreement with a strategic partner. Under the terms of the agreement, the partner acquired ten-year warrants for 10.0 million shares of our common stock exercisable at $20 15/16. 3.0 million warrants vested upon the execution of a related processing outsourcing agreement in March 1998. Of the vested warrants, only 1.5 million remain outstanding at June 30, 2007.

NOTE 14. EARNINGS PER SHARE

The following table reconciles the differences in earnings per share and shares outstanding between basic and dilutive for the periods indicated (in thousands, except per share data):

	Year Ended June 30, 2007			Year Ended June 30, 2006			Year Ended June 30, 2005
	Net Income (Numerator)	Shares (Denominator)	Earnings per Share	Net Income (Numerator)	Shares (Denominator)	Earnings per Share	Net Income (Numerator)	Shares (Denominator)	Earnings per Share
Basic EPS	$124,438	88,313	$1.41	$127,263	90,984	$1.40	$46,801	90,767	$0.52

Effect of dilutive securities:
Options and warrants	—	2,583		—	2,724		—	2,148

Diluted EPS	$124,438	90,896	$1.37	$127,263	93,708	$1.36	$46,801	92,915	$0.50

Our diluted weighted average common shares outstanding for the years ended June 30, 2007, 2006 and 2005, also exclude the effect of approximately 1.9 million, 0.2 million and 2.6 million of out-of-the-money options and warrants, respectively.

NOTE 15. EMPLOYEE BENEFIT PLANS

Retirement Plan

We have a defined contribution 401(k) retirement plan covering substantially all of our U.S.-based employees. Under the plan, eligible employees may contribute a portion of their salary until retirement and we match a portion of our employee’s contribution (See Note 13). Total expense under this plan amounted to $5.5 million, $4.1 million and $3.0 million for the years ended June 30, 2007, 2006 and 2005, respectively.

Pension Plan

We have a defined contribution pension plan for our eligible United Kingdom employees. Total contributions amounted to $1.0 million, $0.8 million and $0.4 million for the years ended June 30, 2007, 2006 and 2005, respectively.

Deferred Compensation Plan

In January 1999, we established a deferred compensation plan (the “DCP”), covering our highly compensated employees as defined by the DCP. Under the plan, eligible employees may contribute a portion of their salary on a pre-tax basis. The DCP is a non-qualified plan; therefore, the associated liabilities are included in our consolidated balance sheets as of June 30, 2007 and 2006. In addition, we have established a rabbi trust to finance our obligations under the DCP with corporate-owned life insurance policies on participants. The cash surrender value of such policies is also included in our consolidated balance sheets as of June 30, 2007 and 2006. Total net income (expense) under the DCP for the years ended June 30, 2007, 2006 and 2005 amounted to $84,000, ($74,000) and ($229,000), respectively.

Group Medical Plans

Since 2000, all of our U.S.-based employees receive medical coverage under a group medical self-insurance plan. We have employed an administrator to manage this plan. Under terms of this plan, both we and eligible employees are required to make contributions. The administrator reviews all claims filed and authorizes the payment of benefits. We have stop-loss insurance coverage on all individual claims exceeding $300,000. We provide supplemental medical insurance coverage to our non U.S.-based employees. Total expenses for medical insurance coverage including premiums amounted to $18.4 million, $17.2 million and $16.1 million for the years ended June 30, 2007, 2006 and 2005, respectively. Under the self-insurance plan, we expense amounts as claims are incurred and liabilities are recorded for incurred but not reported claims. At June 30, 2007 and 2006, we accrued $3.8 million and $2.9 million, respectively, as a liability for costs incurred but not paid under this plan.

NOTE 16. DERIVATIVE FINANCIAL INSTRUMENTS

From time to time we have entered into derivative financial instruments to manage our exposure to the variability associated with the interest rate sensitive portion of our processing and servicing revenue, specifically, to effectively fix the interest rate on a portion of our interest rate sensitive revenue. At inception, we formally designate and document our swaps as cash flow hedges of the variability in interest rate sensitive revenue and state the risk management objectives and strategies for undertaking the hedge transaction. In 2004 and 2005, we entered into various interest rate swaps with aggregate notional amounts of $75 million. All of these swaps have expired at June 30, 2007. Each of these swaps were considered effective and had no material effect on our financial results during each of the years in which they were in place.

NOTE 17. INCOME TAXES

Our income (loss) from continuing operations before income taxes consists of the following (in thousands):

	Year Ended June 30,
	2007	2006	2005
Domestic	$207,526	$197,382	$74,208
Foreign	(8,072)	(1,910)	(3,885)

Total income before income taxes	$199,454	$195,472	$70,323

Our income tax expense (benefit) consists of the following (in thousands):

	Year Ended June 30,
	2007	2006	2005
Current:
Federal	$75,743	$75,913	$35,998
State and local	8,762	5,418	2,450
Foreign	603	683	(187)

Total current	85,108	82,014	38,261
Deferred:
Federal	(9,118)	(9,684)	(13,620)
State and local	(444)	2,595	505
Foreign	(530)	(470)	(586)

Total deferred	(10,092)	(7,559)	(13,701)

Total income tax expense	$75,016	$74,455	$24,560

Effective income tax rate	37.6%	38.1%	34.9%

Our income tax expense differs from the amounts computed by applying the U.S. federal statutory income tax rate of 35 percent to income before income taxes as a result of the following (in thousands):

	Year Ended June 30,
	2007	2006	2005
Federal statutory tax expense	$69,809	$68,415	$24,613
State and local tax expense, net of federal income tax benefits	5,341	6,306	1,766
Deemed dividend from foreign affiliate	—	151	136
Tax exempt interest	(1,545)	(1,597)	(1,070)
Tax credits	(1,039)	(571)	(2,102)
Valuation allowances	2,939	376	503
Other, net	(489)	1,375	714

Total income tax expense	$75,016	$74,455	$24,560

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2007 and 2006 are as follows (in thousands):

	June 30,
	2007	2006
Deferred tax assets:
Federal, state, and foreign net operating loss carryforwards	$53,912	$2,613
Federal, state, and foreign tax credit carryforwards	7,201	2,839
Allowance for bad debts and returns	376	279
Accrued compensation and related items	5,720	2,520
Stock warrants	18,716	10,282
Property and equipment	4,100	3,657
Other investments	4,303	8,737
Deferred revenue	(9,081)	985
Reserve accruals	10,227	5,136
Capitalized software	5,781	872
Other intangible assets	568	22,649

Deferred tax assets	101,823	60,569
Deferred tax liabilities:
Intangible assets	(14,055)	(6,261)
Prepaid expenses	(2,926)	(1,373)

Deferred tax liabilities	(16,981)	(7,634)
Valuation allowances	(10,691)	(3,348)

Net deferred tax assets	$74,151	$49,587

As of June 30, 2007, we had federal net operating loss carryforwards of approximately $131.8 million and federal tax credit carryforwards of approximately $3.5 million. The net operating loss carryforwards are subject to the limitations of Internal Revenue Code Section 382, and expire between the years 2022-2027; the credit carryforwards expire in the years 2012- 2026. We have approximately $0.6 million of valuation allowance related to our SFAS 123(R) deferred tax assets that we do not expect to be realized. In addition, we had state net operating loss carryforwards of approximately $223.5 million and state tax credits of approximately $1.8 million; these carryforwards expire over various periods based on jurisdiction. Because we do not generate sufficient taxable income in certain jurisdictions, it is our opinion that it is more likely than not that the benefit of the deferred tax assets related to certain state net operating losses and credits will not be realized. Accordingly, a valuation allowance of approximately $5.5 million has been recorded for the year ended June 30, 2007. Of this balance, approximately $2.0 million of the future tax benefit, if realized, from the reversal of the valuation allowance would be allocable as a reduction of goodwill. In addition, we have tax credits of approximately $2.5 million and net operating loss carryforwards of approximately $16.4 million in various foreign jurisdictions as of June 30, 2007. The credit carryforwards begin to expire in 2013; the net operating loss carryforwards have an indefinite life. Based on historical and future income projections, it is our opinion that it is more likely than not that the benefit of tax credits and net operating loss carryforwards in certain foreign jurisdictions will not be realized; therefore, a valuation allowance totaling approximately $4.6 million as of June 30, 2007 has been recorded against these deferred tax assets. Of this balance, approximately $2.4 million of the future tax benefit, if realized, from the reversal of the valuation allowance would be allocable as a reduction of goodwill.

In the normal course of business, our tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities and we have accrued a liability when we believe it is probable that it will be assessed. The Internal Revenue Service (“IRS”) has completed an examination of our June 30, 2004 tax returns with no material assessment made and has commenced an examination of our June 30, 2005 tax returns. The tax attributes of certain positions we have taken on our statutory tax filings are complex and may be challenged by the taxing authorities. Therefore, we have provided a reserve of approximately $7.8 million and $9.6 million for future resolution of our uncertain tax matters, as of June 30, 2007 and 2006, respectively. While we believe the tax reserve is adequate, the ultimate resolution of these tax matters may exceed or be below the reserve.

We entered into a strategic transaction in fiscal year 1999 whereby we recorded a one time tax deduction of approximately $30.0 million and additional tax deductions of approximately $38.0 million over the next five years. We believe that this transaction was executed appropriately and in accordance with the prevailing tax law. Such deductions will not be finalized until an examination of our June 30, 2005 tax returns has been completed. The IRS examination currently in process may result in assessments of additional taxes that are resolved either with the IRS or potentially through the courts.

We do not provide for U.S. federal and state income taxes on the cumulative undistributed earnings of our foreign subsidiaries because such earnings are reinvested and will continue to be reinvested indefinitely. At June 30, 2007 we had not provided for federal income taxes on earnings of approximately $0.8 million from our foreign subsidiaries. Should these earnings be distributed in the form of dividends or otherwise, we would be subject to both U.S. income taxes and withholding taxes in various international jurisdictions. These taxes could potentially be partially offset by U.S. foreign tax credits. Determination of the amount of unrecognized deferred U.S. tax liability is not practical because of the complexities associated with this hypothetical calculation.

NOTE 18. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

	Year Ended June 30,
	2007	2006	2005
Interest paid	$1,894	$93	$970

Income taxes paid	$74,770	$87,127	$41,109

Supplemental disclosure of non-cash investing and financing activities:
Capital lease and other long-term asset additions	$9,815	$1,821	$710

Additions under data center facility	$13,934	$1,285	$—

Stock funding of 401(k) match	$2,736	$4,055	$3,100

Stock funding of Associate Stock Purchase Plan	$4,665	$4,068	$3,997

NOTE 19. BUSINESS SEGMENTS

We operate in three business segments — Electronic Commerce, Software and Investment Services. These reportable segments are strategic business units that offer different products and services. A further description of each of our business segments along with the Corporate services area follows:

•	Electronic Commerce — Our Electronic Commerce products and services enable consumers to:

•	review bank accounts;

•	receive and pay bills over the Internet; and

•	pay billers directly through biller-direct sites, by telephone or through our walk-in retail agent network.

Consumers using our services access CheckFree’s system primarily through CSPs, billers and retail agents. CSPs are organizations, such as banks, credit unions, brokerage firms and Internet portals. Consumers can also access our system through CheckFree hosted biller direct sites, www.mycheckfree.com, a network of retail agents for walk-in bill payments, or by phone on hosted interactive voice response applications.

•

Software — Software provides software and services, including software, maintenance, support and consulting services, through four product lines. These product lines are Global Treasury, Reconciliation and Exception Management, Transaction Process Management (encompassing financial messaging and corporate actions), and Electronic Billing. Through our acquisition of Carreker in April 2007, we expanded our offerings into four additional product lines: Payments, Risk, Cash and Logistics and Global Payments Consulting (“GPC”).

•

Investment Services — Investment Services Division provides a range of portfolio management services to financial institutions, including broker dealers, money managers, investment advisors, banks and insurance companies, deliver portfolio management, enhanced trading solutions, performance measurement and reporting services to their clients.

•	Corporate — Corporate services include human resources, legal, finance and accounting and various other of our unallocated overhead charges.

The accounting policies of the segments are the same as those described in Note 1 “Summary of Significant Accounting Policies.” We evaluate the performance of our segments based on total revenues and operating income (loss) of the respective segments. Segment operating income (loss) excludes acquisition-related intangible asset amortization related to various business and asset acquisitions, the impact of warrants issued a customer, the impact of purchase accounting on deferred revenue, integration costs associated with acquisitions, reorganization charges, the write-off of capitalized software and the SFAS 123(R) equity-based compensation expense related to stock options granted before the implementation of our current incentive compensation philosophy beginning July 1, 2004, which significantly reduces overall participation and focuses on restricted stock awards with limited stock option grants.

The following sets forth certain financial information attributable to our business segments for the years ended June 30, 2007, 2006 and 2005:

	Year Ended June 30,
	2007	2006	2005
Revenues:
Electronic Commerce, gross	$736,745	$662,728	$580,696
Impact of warrants to customer	(10,950)	—	—
Impact of purchase accounting on deferred revenue	(2,664)	—	—

Electronic Commerce, net	723,131	662,728	580,696
Software, gross	135,207	109,386	81,072
Impact of purchase accounting on deferred revenue	(9,723)	—	—

Software, net	125,484	109,386	81,072
Investment Services	124,029	107,288	88,079

Total revenue	$972,644	$879,402	$749,847

Income from continuing operations before other income and expenses:
Segment operating income:
Electronic Commerce	$258,621	$247,918	$207,796
Software	24,871	20,858	17,748
Investment Services	24,646	16,356	17,121
Corporate	(41,437)	(37,845)	(37,595)
Purchase accounting amortization	(44,691)	(57,037)	(133,446)
Impact of warrants to a customer	(10,950)	—	—
Impact of purchase accounting on deferred revenue	(12,387)	—	—
Impact of SFAS 123( R)	(1,619)	(4,133)	—
Integration costs associated with acquisitions	(6,116)	—	—
Reorganization charge	—	—	(5,585)
Write off of capitalized software	—	—	(1,039)

Income from continuing operations before other income and expenses	$190,938	$186,117	$65,000

Identifiable assets:
Electronic Commerce	$1,473,181	$1,170,209	$1,028,511
Investment Services	98,758	59,902	43,161
Software	308,202	110,278	118,252
Corporate	251,137	417,640	379,992

Total	$2,131,278	$1,758,029	$1,569,916

Capital Expenditures:
Electronic Commerce	$80,985	$38,785	$26,783
Investment Services	9,692	8,206	6,246
Software	3,507	2,023	651
Corporate	483	903	923

Total	$94,667	$49,917	$34,603

Depreciation and amortization:
Electronic Commerce	$69,869	$78,907	$157,756
Investment Services	10,626	10,146	7,919
Software	7,425	8,270	7,076
Corporate	3,017	2,697	3,847

Total	$90,937	$100,020	$176,598

Revenue by product or service type for the years ended June 30 is as follows (in thousands):

	2007	2006	2005
Electronic Commerce
Payment transactions	$630,018	$587,809	$523,031
e-bill delivery	37,371	29,438	22,776
Other	55,742	45,481	34,889

Total Electronic Commerce	723,131	662,728	580,696
Investment Services
Portfolio management services	124,029	107,288	88,079
Software
License	43,617	35,122	28,457
Maintenance	47,587	38,093	30,701
Professional fees	34,280	36,171	21,914

Total Software	125,484	109,386	81,072

Total consolidated revenue	$972,644	$879,402	$749,847

For the years ended June 30, 2007, 2006 and 2005, one customer accounted for $189.5 million, $173.7 million and $134.5 million of our consolidated revenues, respectively. Revenues for that customer were generated through our Electronic Commerce, Software and Investment Services segments. Foreign sales based on the location of our customers, for the years ended June 30, 2007, 2006 and 2005 were $51.3 million, $44.4 million and $17.3 million, respectively. Long-lived assets by geographic area are as follows (in thousands):

	Year Ended June 30,
	2007	2006
United States	$1,343,905	$939,442
Other	65,255	67,425

Total	$1,409,160	$1,006,867

NOTE 20. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following quarterly financial information for the years ended June 30, 2007 and 2006 includes all adjustments necessary for a fair presentation of our quarterly results of operations (in thousands, except per share data):

	Quarter Ended
	September 30	December 31	March 31	June 30
FISCAL 2007
Total revenues, continuing operations	$228,619	$237,160	$230,208	$276,657
Income from continuing operations	$48,203	$53,921	$44,559	$44,255
Net income	$31,217	$35,277	$30,020	$27,924
Basic earnings per share:
Net income per common share	$0.35	$0.40	$0.34	$0.32

Weighted average number of shares	89,962	87,976	87,437	87,855

Diluted earnings per share:
Net income per common share	$0.34	$0.39	$0.33	$0.31

Weighted average number of shares	92,599	90,624	89,858	90,481

	Quarter Ended
	September 30	December 31	March 31	June 30
FISCAL 2006
Total revenues, continuing operations	$213,693	$213,844	$226,927	$224,938
Income from continuing operations	$40,307	$51,606	$48,863	$45,341
Net income	$26,357	$33,765	$37,656	$29,485
Basic earnings per share:
Net income per common share	$0.29	$0.37	$0.41	$0.32

Weighted average number of shares	90,578	90,820	91,257	91,287

Diluted earnings per share:
Net income per common share	$0.28	$0.36	$0.40	$0.31

Weighted average number of shares	92,818	93,589	94,199	94,232

The sum of our quarterly earnings per common share does not always equal the year-to-date earnings per common share for the respective fiscal periods, due to changes in the weighted average number of shares outstanding at each quarter-end.

NOTE 21. SUBSEQUENT EVENTS

Pending Acquisition

On August 2, 2007, we entered into an Agreement and Plan of Merger (“Merger Agreement”) pursuant to which Fiserv, Inc. (“Fiserv”) will acquire all of our outstanding shares of common stock and common stock equivalents for $48.00 per share in cash. Fiserv is a publicly traded NASDAQ company headquartered in Brookfield, Wisconsin and is a provider of technology solutions. We expect the transaction to close by December 31, 2007, subject to approval by our stockholders and certain regulatory agencies.

In addition, on August 2, 2007, we and Wells Fargo Bank, National Association, (the “Rights Agent”) executed a fourth amendment to the Rights Agreement, dated as of December 16, 1997 (the “Rights Agreement”), by and between us and the Rights Agent (as successor to The Fifth Third Bank), as amended (the “Fourth Amendment”). The Fourth Amendment provides that, among other things, neither the execution of the Merger Agreement nor the consummation of the Merger or the other transactions contemplated by the Merger Agreement will trigger the separation or exercise of the Rights or any adverse event under the Rights Agreement.

Sale-Leaseback Transaction

During the first quarter of our fiscal year 2008 we closed on a sale-leaseback transaction related to a property we own in Dublin, Ohio. Under the terms of the agreement, we received net proceeds of approximately $22 million from the sale and agreed to a 12-year lease of the facility.